UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT



                         Pursuant to Section 13 of the

                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  May 14, 1998


                   Sears Credit Account Master Trust II
              (Exact name of registrant as specified in charter)


Illinois                     0-24776                Not Applicable
(State of                    (Commission            (IRS Employer
Organization)                File Number)         Identification No.)

c/o SRFG, Inc.
3711 Kennett Pike
Greenville, Delaware                                      19807
(Address of principal executive offices)               (Zip Code)



Registrant's Telephone Number, including area code: (302) 888-3176



Former name, former address and former fiscal year, if changed since last report: Not Applicable

Item 5.     Other Events

Item 5. The following discussion and analysis of Sears, Roebuck and Co.'s ("Sears") conversion to a new credit card receivables processing system contains forward-looking statements that involve risks and uncertainties.
The actual timing and effects of this conversion could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, operational and logistical developments with respect to the conversion and changes in social and economic factors and credit policies that affect delinquencies, charge-offs and customer payment behaviors. In addition, numerous other social and economic factors and credit policies may also affect delinquency and charge-off levels following the conversion.

      In May 1998, Sears entered into an agreement with Total System Services, Inc. to provide certain processing services relating to the Sears domestic credit card receivables portfolio, including the receivables in the Sears Credit Account Master Trust II (the "Trust"). The new system will enable Sears and Sears National Bank to enhance their customer relationships and to improve service support of Sears multiple business formats. Sears currently plans to convert to the new processing system in three phases, beginning with the first phase in late 1998 and ending with the last phase in the second quarter of 1999. The new processing system will also enable Sears to change its methodology for aging and charging off accounts. The new aging methodology will differ from that used currently by Sears in that it will determine delinquency levels based on the number of billing cycles that have commenced since the customer failed to make a required payment. Under Sears current credit system, an account is generally considered delinquent when the past due balance is three times the scheduled minimum monthly payment. As a result, certain accounts will generally be considered delinquent earlier and charged off sooner than is currently the case. These changes will reflect a reclassification of account status rather than a change in actual performance of the account.

To assess the potential effect of the new aging methodology, Sears used historical account activity for a 10% random sample of accounts to simulate the differences between the current methodology and the new methodology. Under the simulations, delinquencies as a percentage of managed receivables at the conversion date were approximately 275 to 300 basis points higher than under the current system. After a transition period of approximately eight months, the change in delinquency levels decreased to approximately 200 basis points above the levels reported under the current methodology. Based on the simulations, Sears believes that delinquency trends over the past three years would have been consistent under either methodology.

The simulations also modeled the gross charge-offs that would have been reported under the new methodology based upon the actual transaction activity of the 10% sample of accounts. Under the simulations, using historical account activity, the percentage of account balances charged off as uncollectible increased in the range of 75 to 100 basis points during the eight-month period after the conversion date. The increase then declined over the next four months. An increase in gross charge-off levels in the range of 15 to 25 basis points remained after this twelve-month period. The actual effect of the new aging methodology on charge-offs cannot be predicted with precision, and may be offset in part by benefits of earlier collection efforts due to an earlier recognition of delinquencies and improved authorization and line management strategies.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      Sears Credit Account Master Trust II
                                    (Registrant)

                        By:   SRFG, Inc.
                                 (Originator of the Trust)



                        By:  \s\ Donald J. Woytek
                                 Donald J. Woytek
                                 Vice President, Administration


Date:  May 14, 1998